Exhibit 2.2

Execution Version

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into as of January 3, 2023, by and among WP CityMD Topco LLC, a Delaware limited liability company (the “Company”), Village Practice Management Company, LLC, a Delaware limited liability company (“VPMC”), Project Teton Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and Village Practice Management Company Holdings, LLC, a Delaware limited liability company (“VPMCH”). The Company, VPMC, Merger Sub and VPMCH may each be referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.    The Company, VPMC, Merger Sub and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Company Unitholders, are parties to that certain Agreement and Plan of Merger, dated as of November 7, 2022 (the “Agreement Date”), as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of November 14, 2022 (the “Merger Agreement”).

B.    Immediately prior to the execution and delivery of this Amendment, as part of the Restructuring approved by the Parties pursuant to Section 5.27 of the Merger Agreement, (i) pursuant to that certain Contribution Agreement, dated as of the date hereof, by and among VPMC, VPMCH and Merger Sub (the “Contribution Agreement”), VPMC contributed one hundred percent (100%) of the outstanding equity interests of Merger Sub to VPMCH (the “Merger Sub Contribution”), and then (ii) concurrently (a) pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Restructuring Merger Agreement”), by and among VMD Aggregator Merger Sub LLC, a Delaware limited liability company (“Restructuring Merger Sub”), VPMC and VPMCH, Restructuring Merger Sub, which at such time was a wholly-owned subsidiary of VPMCH, merged with and into VPMC with VPMC surviving such merger as a wholly-owned subsidiary of VPMCH (the “Restructuring Merger”) and (b) pursuant to that certain Assignment and Assumption Agreement, dated as of the date hereof, by and between VPMC and VPMCH (the “Assignment Agreement”), VPMC assigned to VPMCH, in whole or in part, as the case may be, and VPMCH assumed, certain Contracts to which VPMC was party, as further set forth therein (the “Assignment”) (the actions described in the foregoing clauses (i) and (ii) and all documents, instruments and Contracts giving effect thereto, collectively, the “Initial Restructuring Steps”).

C.    In accordance with Section 9.12 of the Merger Agreement, as part of the Restructuring approved by the Parties pursuant to Section 5.27 of the Merger Agreement, the Company, VPMC, and Merger Sub desire to amend the Merger Agreement, effective as of the effective time of the Restructuring Merger (the “Second Amendment Effective Time”), as set forth in this Amendment.

D.    The Parties desire that VPMCH join and become party to the Merger Agreement as the Buyer thereunder as set forth in this Amendment.

E.    Immediately prior to the consummation of the Merger Sub Contribution, Cigna Health & Life Insurance Company, a Connecticut corporation, Evernorth Health, Inc., a Delaware corporation, WBA Acquisition 5, LLC, a Delaware limited liability company, Walgreens Boots Alliance, Inc., a Delaware corporation, VPMC, VPMCH and certain other parties are entering into that certain Amended and Restated Class E Preferred Unit and Class F Preferred Unit Purchase Agreement, dated as of the date hereof (the “A&R New Investment Agreement”).

F.    Capitalized terms and phrases not otherwise defined herein shall have the meanings set forth in the Merger Agreement with respect to such terms and phrases.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.    Amendment to the Merger Agreement; Effectiveness.

(a)    VPMCH hereby joins and becomes a party to the Merger Agreement and agrees, as of the Second Amendment Effective Time, to be bound by all of the applicable terms and conditions set forth in the Merger Agreement (as amended by this Amendment).

(b)    Notwithstanding anything to the contrary in the Merger Agreement, unless otherwise set forth herein, for all purposes in the Merger Agreement (i) the term “Buyer” shall mean, as applicable, (A) with respect to (1) any action or event involving Buyer that occurred prior to the Second Amendment Effective Time, (2) any covenant obligation of Buyer to the extent required to be undertaken prior to the Second Amendment Effective Time, (3) any representation and warranty that is made by Buyer as of any time prior to the Second Amendment Effective Time, or (4) any document, instrument or Contract executed and delivered by Buyer prior to the Second Amendment Effective Time, VPMC, or (B) with respect to (1) any action or event involving Buyer that shall occur at or after the Second Amendment Effective Time, (2) any covenant obligation of Buyer to the extent required to be undertaken at or after the Second Amendment Effective Time, (3) any representation and warranty that is made by Buyer as of any time from and after the Second Amendment Effective Time, or (4) document, instrument or Contract executed and delivered by Buyer from and after the Second Amendment Effective Time, VPMCH, and (ii) the term “Covered Subsidiary” shall be deemed to include VPMC in any instance where the term “Buyer” means “VPMCH”. For the avoidance of doubt, under and pursuant to this Section 1(b), a single use of the term “Buyer” may refer to both VPMC and VPMCH.

(c)    The following new defined terms are hereby added to Section 1.1 of the Merger Agreement:

“ “Second Amendment” means that certain Second Amendment to this Agreement, dated as of January 3, 2023, by and among the Company, VPMC, VPMCH, Merger Sub and the Holder Representative.”

“ “Second Amendment Effective Time” means the effective time of the Restructuring Merger (as defined in the Second Amendment).”

“ “VPMC” means Village Practice Management Company, LLC, a Delaware limited liability company.”

“ “VPMCH” means Village Practice Management Company Holdings, LLC, a Delaware limited liability company.”

(d)    The definition of “Buyer Existing LLC Agreement” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated as follows:

“ “Buyer Existing LLC Agreement” means, as applicable, (i) with respect to any time prior to the Second Amendment Effective Time, the Seventh Amended and Restated Limited Liability Company Agreement of VPMC, effective as of November 24, 2021, by and among VPMC and the members of VPMC, or (ii) with respect to any time from and after the Second Amendment Effective Time, the Amended and Restated Limited Liability Company Agreement of VPMCH, effective as of January 3, 2023, by and among VPMCH and the members of VPMCH.”

(e)    The definition of “Latest Balance Sheet” set forth in Section 1.1 of the Merger Agreement is hereby amended and restated as follows:

“ “Latest Balance Sheet” means (a) in the case of the Company, the unaudited consolidated balance sheet and the notes thereto of Bidco and its consolidated subsidiaries as of September 30, 2022 (the “Latest Balance Sheet Date”) and (b) in the case of the Buyer, the unaudited consolidated balance sheet and the notes thereto of VPMC and its consolidated subsidiaries as of the Latest Balance Sheet Date.”

(f)    Section 2.3(b)(vi) of the Merger Agreement is hereby amended and restated as follows:

“a certificate of an authorized officer of each of VPMC, VPMCH and Merger Sub, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied;”

(g)    The introductory paragraph of Article IV is hereby amended and restated as follows:

“Except as set forth in the corresponding Section of the Buyer Disclosure Schedules and each other Section to which the relevance of such disclosure is reasonably apparent on its face, VPMC and VPMCH, jointly and severally, hereby represent and warrant to the Company, as it relates to VPMC, as of the date hereof and as of the Closing Date and, as it relates to VPMCH, as of immediately following the Second Amendment Effective Time and as of immediately prior to the Closing (in each case, unless the representation and warranty speaks as of a specific date, in which case such representation and warranty shall be made only as of such specific date) as follows:”

(h)    Section 4.1(a) of the Merger Agreement is hereby amended and restated as follows:

“Each of VPMCH, VPMC and Merger Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has made available to the Company true and complete copies of the Governing Documents of Merger Sub as in effect on the date of this Agreement, and Merger Sub is not in violation of its applicable Governing Documents.”

(i)    Section 4.1(b) of the Merger Agreement is hereby amended and restated as follows:

“Each of VPMCH, VPMC and Merger Sub has the requisite corporate, limited partnership or other applicable power and authority to own, license, lease and operate its assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Buyer Material Adverse Effect. Each of VPMCH, VPMC and Merger Sub is duly qualified or licensed to transact business and is in good standing (if applicable) as a foreign entity in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.”

(j)    Section 4.2(a) of the Merger Agreement is hereby amended and restated as follows:

“Each of VPMCH, VPMC and Merger Sub has the requisite limited liability company power and authority to execute and deliver this Agreement (or, in the case of VPMCH, the Second Amendment) and the Ancillary Documents to which it is or will be party, to carry out its obligations under this Agreement and the Ancillary Documents to which it is or will be party and to consummate the transactions contemplated hereby and thereby, including the Restructuring. The execution and delivery of each of VPMCH, VPMC and Merger Sub of this Agreement (or, in the case of VPMCH, the Second Amendment) and the Ancillary Documents to which to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Restructuring, have been duly authorized by all necessary action on the part of each of VPMCH, VPMC and Merger Sub. This Agreement (or, in the case of VPMCH, the Second Amendment) has been (and each of the Ancillary Documents and Contracts effecting the Restructuring to which VPMCH, VPMC or Merger Sub is or will be a party) duly and validly executed and delivered by VPMCH, VPMC or Merger Sub, as applicable, and constitutes a valid, legal and binding agreement of VPMCH, VPMC or Merger Sub, as applicable, (assuming that this Agreement has been and the Ancillary Documents to which VPMCH, VPMC or Merger Sub, as applicable, is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against VPMCH, VPMC or Merger Sub, as applicable, in accordance with their terms, except as enforceability is subject to the Enforceability Exceptions.”

(k)    Section 4.2(b) of the Merger Agreement is hereby amended and restated as follows:

“Other than the Requisite Buyer Unitholder Approval approving the A&R Buyer LLC Agreement, the consent from the members of Buyer to approve the Restructuring, and the consent from the sole member of VPMCH to approve this Agreement, the transactions contemplated hereby and the Restructuring, no vote or consent of the members of Buyer is required under the Governing Documents of Buyer or Applicable Laws to enter into this Agreement and consummate the transactions contemplated hereby, including the Restructuring. In the case of Merger Sub, the Requisite Merger Sub Approval is the only vote of the member of Merger Sub required under the Governing Documents of Merger Sub or Applicable Laws to enter into this Agreement and consummate the transactions contemplated hereby. Each of the Requisite Buyer Unitholder Approval approving the A&R Buyer LLC Agreement, the consent from the members of VPMC to approve the Restructuring, the consent from the sole member of VPMCH to approve this Agreement, the transactions contemplated hereby and the Restructuring, and the Requisite Merger Sub Approval is in full force and effect. Buyer has made available correct and complete copies of such consents to the Company.”

(l)    The following is hereby added to the Merger Agreement as a new Section 4.3(d) thereof:

“VPMCH was formed on November 4, 2022 and (i) did not conduct any material business and had no material assets or liabilities prior to the Merger Sub Contribution (as defined in the Second Amendment), other than the negotiation of the Contribution Agreement (as defined in the Second Amendment), the Restructuring Merger Agreement (as defined in the Second Amendment), the Assignment Agreement (as defined in the Second Amendment), the A&R New Investment

Agreement (as defined in the Second Amendment), and the other agreements referenced in, or assumed pursuant to, the foregoing to which VPMCH is a party, and (ii) has never had and does not have any employees. As of immediately prior to the Closing, each of the Contribution Agreement, the Restructuring Merger Agreement, the Assignment Agreement, and the A&R New Investment Agreement (correct and complete copies of which have been made available to the Company) remains in effect in accordance with its respective terms and has not been amended, and no material provision thereof has been waived.”

(m)    Notwithstanding anything to the contrary in the Merger Agreement (including the first sentence of Article IV thereof), to the extent that the representations and warranties set forth in Section 4.1(b), Section 4.2(a) or Section 4.3(d) of the Merger Agreement (in each case, as amended by this Amendment) pertain to VPMCH, such representations and warranties shall be deemed to be made by VPMCH and VPMC only as of immediately following the Second Amendment Effective Time and as of immediately prior to the Closing and not as of the Agreement Date or as of any other time prior to immediately following the Second Amendment Effective Time.

(n)    Section 4.5(a) of the Merger Agreement is hereby amended and restated as follows:

“The audited consolidated balance sheet and the notes thereto of VPMC and its consolidated subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2021, together with the related consolidated statements of operations and comprehensive income, changes in stockholder equity and cash flows for the year ended December 31, 2020 and December 31, 2021 (collectively, the “Buyer Audited Financial Statements”), complete copies of which have been made available to the Company, present fairly, in all material respects, the financial condition and results of operation as of and for such periods, of the Buyer Entities in conformity with GAAP, consistently applied.”

(o)    Section 4.20(d) of the Merger Agreement is hereby amended and restated as follows:

“For purposes of this Section 4.20, the term “Buyer” includes the Buyer and its Subsidiaries.”

(p)    Section 5.11(a) of the Merger Agreement is hereby amended and restated as follows:

“The parties acknowledge and agree that for U.S. federal (and applicable state and local) income tax purposes, (i) the Restructuring Merger (as defined in the Second Amendment) shall be treated as a disregarded transaction, and VPMCH shall be treated as a continuation of the tax partnership previously represented by VPMC under Section 708 of Code, (ii) the Merger shall be treated as an assets-over partnership “merger” within the meaning of Treasury Regulations Section 1.708-1(c), with the resulting partnership being a “continuation” of Buyer, and (iii) in connection with the Merger, as contemplated by Treasury Regulation Section 1.708-1(c)(4), (A) Buyer shall be treated as purchasing partnership interests from each Class A Holder in exchange for the consideration specified in clauses (A) through (C) and clause (E) of Section 2.9(b)(i), and (B) Buyer shall be treated as purchasing partnership interests from each Partial Rollover Holder in exchange for and to the extent of the portion of the consideration received by such Partial Rollover Holder under clauses (A) through (C) and clause (F) of Section 2.9(b)(ii) (collectively, the “Intended Tax Treatment”). The parties hereto agree to file all Tax Returns, and take all positions with any taxing authority, consistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Notwithstanding anything to the contrary herein, Buyer agrees to cause the Company (or any entity treated as a continuation of the Company tax partnership pursuant to Section 708 of the Code) to make an election under Section 754 of the Code (and any similar provision of applicable state or local Tax Law) for the taxable year that includes the Closing Date (to the extent such an election is not already in effect for such period).”

(q)    Section 7.3(a) of the Merger Agreement is hereby amended and restated as follows:

“The representations and warranties of each of VPMC and VPMCH set forth in (i) Section 4.6(b) shall be true and correct in all respects as of the Closing Date, (ii) Section 4.1(a), Section 4.2(a), Section 4.2(b) and Section 4.3 shall be true and correct in all material respects as of the date of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date or time, in which case the same shall be true and correct in all material respects as of the specified date or time), and (iii) Article 4, other than the representations and warranties specified in the immediately preceding clauses (i) and (ii) hereof, shall be true and correct in all respects as of the date of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date or time, in which case the same shall be true and correct as of the specified date or time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not have a Buyer Material Adverse Effect (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein, except that the word “material” in the defined term “Material Contract” or “Material Permit” shall not be disregarded for any of such purposes);”

(r)    Section 7.3(b) of the Merger Agreement is hereby amended and restated as follows:

“VPMC, VPMCH and Merger Sub shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing;”

(s)    The following is hereby added to the Merger Agreement as a new Section 9.22 thereof:

“Section 9.22    Guaranty. VPMC guarantees the due and punctual performance by Buyer of all of Buyer’s obligations hereunder (the “VPMC Guaranty”). The VPMC Guaranty is an irrevocable guaranty of payment and performance (and not just collection). Notwithstanding the foregoing, nothing in this Section 9.22 shall or shall be deemed to expand or otherwise modify any liabilities or obligations of Buyer pursuant to this Agreement or create or expand any liabilities of Buyer other than as expressly set forth in this Agreement.”

(t)    Each of Exhibits A, B, D, E, I and J to the Merger Agreement is hereby amended and restated in the form attached as the corresponding Exhibit hereto.

(u)    Under and pursuant to Section 2.11(c) of the Merger Agreement, the Parties agree that (i) the Buyer Closing Statement attached as Annex A hereto is the final and binding Buyer Closing Statement for all purposes under the Merger Agreement, and (ii) the Company Closing Statement attached as Annex B hereto is the final and binding Company Closing Statement for all purposes under the Merger Agreement; provided that the foregoing shall not limit the Parties’ rights pursuant to Section 2.13 of the Merger Agreement.

(v)    This Amendment shall become effective as of the Second Amendment Effective Time upon execution by each of the Parties.

SECTION 2.    Acknowledgements; Waivers; Consents. Each Party hereby acknowledges and ratifies its prior consent for all purposes under the Merger Agreement to the Initial Restructuring Steps (including the execution and delivery of, and consummation of the transactions contemplated by, the Contribution Agreement, the Restructuring Merger Agreement and the Assignment Agreement) and the execution and delivery of the A&R New Investment Agreement and this Amendment.

SECTION 3.    Miscellaneous.

3.1.    No Other Amendments. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Merger Agreement except as expressly provided for in this Amendment. Except as expressly amended by this Amendment, the Merger Agreement, including the Exhibits and Disclosure Schedules, shall remain in full force and effect in accordance with its terms. This Amendment shall form a part of the Merger Agreement for all purposes. From and after the execution of this Amendment by the Parties, any reference by a party to the Merger Agreement shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

3.2.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Amendment shall have the same effect as original signatures.

3.3.    Governing Law. This Amendment and any dispute arising out of, relating to or in connection with this Amendment, shall be construed (both as to validity and performance), interpreted and enforced in accordance with the laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

WP CITYMD TOPCO LLC

By:	/s/ Thomas (TJ) Carella
Name: Thomas (TJ) Carella
Title: President

[Signature Page to Amendment to Merger Agreement]

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC

By:	/s/ Mark Vainisi
Name: Mark Vainisi
Title: Executive Vice President

PROJECT TETON MERGER SUB LLC

By:	/s/ Mark Vainisi
Name: Mark Vainisi
Title: President

VILLAGE PRACTICE MANAGEMENT COMPANY HOLDINGS, LLC

By:	/s/ Mark Vainisi
Name: Mark Vainisi
Title: Executive Vice President

[Signature Page to Amendment to Merger Agreement]

Acknowledged and Agreed:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Holder Representative

By:	/s/ Corey Quinlan
Name: Corey Quinlan
Title: Director

[Signature Page to Amendment to Merger Agreement]